Exhibit 99.1

Contact:

Denise T. Powell

Sr. Director, Corporate Communications

Threshold Pharmaceuticals, Inc.

650-474-8206

dpowell@thresholdpharm.com

THRESHOLD PHARMACEUTICALS’ REQUEST TO TRANSFER TO NASDAQ CAPITAL MARKET APPROVED

REDWOOD CITY, CA – June 16, 2008 – Threshold Pharmaceuticals, Inc. (THLD) today announced that it has received approval from the NASDAQ Listing Qualifications Panel (the Panel) to transfer the listing of its common stock from The NASDAQ Global Market to The NASDAQ Capital Market. The transfer will be effective as of the opening of trading on June 17, 2008. The Company will continue to trade under the symbol “THLD.”

The NASDAQ Capital Market is a continuous trading market that operates in the same manner as The NASDAQ Global Market. The NASDAQ Capital Market includes the securities of approximately 450 companies. All companies listed on The NASDAQ Capital Market must meet certain financial requirements and adhere to NASDAQ’s corporate governance standards.

As previously reported, on April 17, 2008 the Company received a Staff Determination Letter from NASDAQ regarding the Company’s non-compliance with the $1.00 minimum bid price requirement for continued listing on The NASDAQ Global Market. The Company subsequently attended a hearing before the Panel to address the bid price deficiency. At the hearing, the Company requested the transfer of its listing to The NASDAQ Capital Market and continued listing pursuant to an exception to the minimum bid price requirement through September 5, 2008.

The Panel granted the Company’s request for transfer to The NASDAQ Capital Market and an extension to comply with the minimum $1.00 bid price requirement through September 5, 2008, by which date the Company must evidence compliance for at least ten consecutive business days. If the Company has not regained compliance in sufficient time, the Company’s Board of Directors will implement a reverse stock split to regain compliance with the minimum bid price requirement. In that regard, on May 13, 2008, the Company’s stockholders approved the implementation of a reverse stock split of all of the outstanding shares of the Company’s common stock, to be effected at the discretion of the Board of Directors at a ratio of not less than one-for-two and not greater than one-for-ten shares.

About Threshold Pharmaceuticals

Threshold is a biotechnology company focused on the discovery and development of drugs targeting Tumor Hypoxia, the low oxygen condition found in microenvironments of most solid tumors. This approach offers broad potential to treat most solid tumors. By selectively targeting tumor cells, we are building a pipeline of drugs that hold promise to be more effective and less toxic to healthy tissues than conventional anticancer drugs. For additional information, please visit our website (www.thresholdpharm.com).

Forward-Looking Statements

Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding the potential future trading price of its common stock, continued listing on the NASDAQ market and potential therapeutic uses and benefits of Threshold’s product candidates. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Threshold’s ability to commence its anticipated clinical trials, the time and expense required to conduct such clinical trials and analyze data, issues arising in the regulatory or manufacturing process and the results of such clinical trials (including product safety issues and efficacy results), as well as Threshold’s ability to regain compliance with the continued listing standards of The NASDAQ Capital Market. Further information regarding these and other risks is included under the heading “Risk Factors” in Threshold’s Quarterly Report on Form 10-Q, which was filed with the Securities Exchange Commission on May 8, 2008 and is available from the SEC’s website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading “Investors.” We do not intend to update any forward-looking statement made in this news release.

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